For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ANNOUNCES NEW ORDERS, FIRST QUARTER RESULTS AND 2005 GUIDANCE

WIXOM, MI. May 11 – Veri-Tek International, Corp. (AMEX: VCC “Veri-Tek” or the “Company”) announced today the receipt of two orders for the Company’s specialty machines. The first order is for driveline assembly stations from a South Korean driveline manufacturer and is valued in excess of $1.0 million. The second order is for a diesel engine test station for a domestic manufacturer and is valued at more than $0.6 million. Both orders are expected to ship in late 2005 or early 2006. Through the first four months of 2005, the Company has booked nearly $4.0 million in new business for its specialty machines. The Company expects to receive additional specialty machine orders in the near future.

First Quarter Results

Revenue declined to $1.1 million or 61.5% in the first quarter of 2005 from $2.8 million in the first quarter of 2004. The decline in revenue is predominately due to lower specialty equipment orders and the stage of manufacture of contracts currently under production. The Company uses the percentage of completion method for revenue recognition for its specialty equipment. As a result of this method revenue is not recognized evenly over the life of a project. The decline in specialty machine revenue was partially offset by increased axle testing revenue. The Company began axle testing services in the fourth quarter of 2004.

Gross margin for the first quarter declined to a loss of $0.3 million as compared to a gross margin of $1.1 in the 2004 quarter. This gross margin loss is a direct result of the lower realized revenue in the Company’s specialty machine business.

Research and development expenditures declined 66% to $0.2 million from $0.6 million in the 2004 period. This decline is due to the Company’s decision to reduce new developments and concentrate the Company’s resources on the commercialization of proprietary technology developed in prior years.

Selling, general and administrative expenses (SGA) increased to $0.7 million from $0.5 million for the same period in 2004. This increase is primarily the result of increased personnel expenses due to the addition of executives and sales personnel in order to upgrade the Company’s staffing to execute its strategy.

Net loss for the quarter increased to $0.8 million from a loss of $0.3 million in the 2004 period. On a per share basis, fully diluted loss was $0.24 per share as compared to a loss of $0.33 per share in 2004. These earnings per share figures were impacted by the number of shares outstanding. The weighted average number of shares outstanding in the first quarter of 2005 was 3,343,056 as compared to 804,100 in 2004.

Management Commentary

Commenting on the quarter’s results, Todd Antenucci, President of Veri-Tek stated, “The results for our first quarter though not as strong as we had hoped, were not unexpected due to our backlog at the end of 2004. However, 2005 has resulted in the bookings of nearly $4.0 million for our specialty machines for delivery in late 2005 and we anticipate the booking of several additional specialty machine orders in the near future for delivery in late 2005 and early 2006.”

Mr. Antenucci continued, “We are continuing the process of shifting the focus of the Company from the developer and manufacturer of specialty equipment to a provider of testing services and the manufacturer of drive-shafts using our patented technology. With the success of our initial public offering earlier this year, we have begun the manufacture of a drive-shaft assembly cell to facilitate our entry into the drive-shaft production market. Our axle testing business that we began in late 2004 has performed well in the first quarter and we intend to continue to grow this area of our business.”

2005 Guidance

Based on its current outlook for 2005, management estimates revenues for the year to be in the $9.5 – 10.5 million range and expects the Company to breakeven for the year. For the remaining three quarters of 2005 the Company expects revenues to be in the $8.5 – 9.5 million range and net income to be approximately $0.8 million or approximately $0.18 per fully diluted share based on a weighted average shares outstanding at December 31, 2005 of 4,346,544. EBITDA for the remaining three quarters of the year is anticipated to be in the $1.7 – 1.9 million range.

ABOUT VERI-TEK INTERNATIONAL

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods.

SAFE HARBOR STATEMENT

Certain statements made by Veri-Tek International, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non- historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Veri-Tek does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information:

David V. Harper

Veri-Tek International, Corp.

248.560.1000

VERI-TEK INTERNATIONAL, CORP.

STATEMENTS OF INCOME

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended March 31,
	2004	2005
Net Sales	$2,750	$1,059
Cost of Sales	1,675	1,355

Gross margin	1,075	(296)
Research and Development Expenses	630	192
Selling, general and administrative expenses	505	692

Operating income (loss)	(60)	(1,180)
Other Income (expense)
Interest income	—	6
Interest expense	(345)	(53)

	(345)	(47)
	—	—

(Loss) from operations before income taxes	(405)	(1,227)
Income tax expense (benefit)	(137)	(416)

	—	—
(Loss) on common shares	(268)	(811)

	—	—
Basic (loss) per common share:	$(0.33)	$(0.30)
Diluted (loss) per common share:	(0.33)	$(0.24)
Basic weighted average common shares outstanding	804,100	2,731,818
Diluted weighted average common shares outstanding	804,100	3,343,056

VERI-TEK INTERNATIONAL, CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands - except share information)

	December 31, 2004	March 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$6	$7,680
Accounts receivable, trade	1,743	1,286
Accounts receivable, other	4	1
Inventories	756	769
Cost and Estimated Earnings in Excess of Billings, net	2,097	1,608
Prepaid expenses and other assets	582	159

Total Current Assets	5,188	11,503
Property, plant and equipment, net	165	227
Other assets
Patents - net	4,476	4,437
Deferred tax asset	2,013	2,430
Loan Cost, net	—	40
Other	44	44

Total Other Assets	6,533	6,951

Total Assets	$11,885	$18,682

LIABILITIES AND EQUITY
Current liabilities
Revolving credit facility	6,960	—
Accounts payable	$937	$759
Accrued liabilities	407	245
Deferred revenue	203	34

Total Current Liabilities	8,508	1,038
Long Term Liabilities
Deferred tax liability	10	12
Subordinated Debt	7,175	—

Total Long Term Liabilities	7,185	12
Total Liabilities	15,694	1,050
Shareholders’ equity
Common stock, no par value, authorized 20,000,000 shares, issued 804,100 and 4,875,000 shares in 2004 and 2005, respectively	100	22,352
Retained earnings	(3,909)	(4,720)

Shareholders’ Equity	(3,809)	17,632

Liabilities and Shareholders’ Equity	$11,885	$18,682